Exhibit 99.1

NAVISTAR RECEIVES $1.5 BILLION LOAN COMMITMENT
Company disputes additional default notices but may use loan commitment to refinance notes

WARRENVILLE, Ill. - February 9, 2006 - Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck and mid-range diesel engine producer, reported today that it has received a commitment from a group of lenders to provide the company with a three-year senior unsecured term loan facility in the aggregate amount of $1.5 billion arranged by Credit Suisse and includes J.P. Morgan Chase Bank, Banc of America Securities and Citigroup Global Markets.

Upon meeting the terms and conditions of the commitment, the proceeds from the loan facility could be used to refinance any or all of the company’s outstanding notes that are allegedly in default as the result of a delay in filing its fiscal 2005 annual report. Navistar received notices from the trustee of its existing notes that it is in default on four series of the company’s existing debt. The company disputes the notices of default contained in the notification letters.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, said failure to file the Form 10-K for the fiscal year ended October 31, 2005, on time does not impact the financial strength and earnings power of the company and noted that the company’s ability to secure a commitment is a positive sign of the company’s continued strength.

Navistar announced on January 17 that it would not file its Form 10-K by the filing deadline because it is still in discussions with its outside auditors about a number of complex and technical accounting items. The company continues to work toward a resolution of these items and progress is being made on reaching a conclusion.

“It is unfortunate that our delay in reporting fiscal 2005 financial results is overshadowing all the positive actions underway at our company,” Ustian said. “This week’s announcement that the U.S. Army has narrowed the field of contractors to build its next generation tactical military vehicle is a perfect example.”

Ustian said the selection of International and Lockheed Martin represents a shift in the way the Pentagon purchases military equipment since neither company is among the traditional suppliers of light and medium tactical vehicles, but rather are among the companies that have developed state-of-the-art technology applicable to the military’s future needs when in combat.

Bondholders in each of the following series of the company’s outstanding long-term debt filed the default notices: 2 1/2 percent senior convertible notes totaling $190 million due 2007; 9 3/8 percent senior notes totaling $400 million due 2006; 6 ¼ percent senior notes totaling $250 million due 2012; and 7 ½ percent senior notes totaling $400 million due 2011. All of the bond issues contain provisions that allow the company a cure period from receipt of the notice to file its annual report. The 2 1/2 percent notes carry a 60 day cure period, while all other notes provide 30 days.

The company believes that it has adequate resources available to continue to fund its operations and repay any notes which are in default and believes that notices of default will not have a material adverse effect on the company’s liquidity position or financial condition.

Additional information about the credit facility and default notices can be found on the company’s Form 8-K filed with the Securities and Exchange Commission on February 9, 2006.

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Exhibit 99.1 (Continued)

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

Forward Looking Statements
Information provided and statements made that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and we assume no obligation to update the information included in this report, whether as a result of new information, future events or otherwise. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions, including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the notes become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many other factors that could cause actual results to differ materially from those in the forward-looking statements.  For a further description of these and other factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

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